Exhibit 99.1

FOR IMMEDIATE RELEASE

Ducommun Reports Results for the

Third Quarter Ended September 29, 2012

Continued Strengthening of Margins and Earnings

LOS ANGELES, California (November 7, 2012) – Ducommun Incorporated (NYSE:DCO) today reported results for its third quarter and the nine months ended September 29, 2012.

Highlights

•

The Company reported net income of $5.1 million, or $0.48 per diluted share, for the third quarter of 2012, up $2.2 million versus $2.9 million, or $0.27 per diluted share, reported in the third quarter of 2011 excluding pre-tax merger-related expenses of $2.7 million

•	Cash generated from operating activities in the third quarter of 2012 was $5.7 million, an improvement of $11.7 million compared to the third quarter of 2011

•	The Company made a voluntary $10.0 million principal pre-payment on its term loan

•	Firm backlog at the end of the third quarter was approximately $642 million

“Ducommun’s focus on the bottom line again produced tangible results this quarter,” said Anthony J. Reardon, chairman, president and chief executive officer. “While revenue was flat both year-over-year and sequentially, reflecting some softness in segments outside aerospace and defense, we recorded higher operating performance across a number of fronts driven by better asset utilization and improved product mix. Our margins expanded, cash flow rose, and earnings increased appreciably to $0.48 per diluted share.

“At the same time, we pre-paid $10 million of our term loan in September and plan for further pre-payments totaling between $10 million and $15 million in the fourth quarter, as we continue to de-lever the balance sheet. Our backlog is strong, and we remain confident about the future based on the enduring programs we serve, our pipeline of new opportunities, and our unique range of capabilities. As we turn toward 2013, we believe we have more room to grow and strengthen Ducommun and are dedicated to this end for our shareholders, our employees, and our customers.”

Third Quarter Results

Sales for the third quarter of 2012 were $184.1 million, compared with $185.1 million for the third quarter of 2011. The Company reported net income of $5.1 million, or $0.48 per diluted share, compared with $1.0 million, or $0.09 per diluted share, for the comparable period last year. Excluding pre-tax merger-related expenses of $2.7 million ($1.9 million after-tax, or $0.18 per diluted share), net income was $2.9 million, or $0.27 per diluted share, in the third quarter of 2011.

Adjusted EBITDA for the third quarter of 2012 was $21.9 million, or 11.9% of revenue, compared to $19.8 million, or 10.7% of revenue, in the previous year.

The Company had an effective tax rate of 14.9% in the third quarter of 2012, compared to an effective tax rate of 30.2% in the third quarter of 2011.

Cash flow generated from operations during the third quarter of 2012 was $5.7 million, as compared to $3.7 million in the prior year’s third quarter, excluding $9.7 million in merger-related costs last year.

Ducommun AeroStructures (DAS)

The DAS segment reported net sales for the third quarter of 2012 of $76.7 million, compared with $75.1 million in the prior-year period. This segment realized higher sales of large commercial aircraft and military helicopter products, somewhat offset by lower sales of regional aircraft and military fixed wing products. Operating income for the 2012 third quarter was $7.4 million, or 9.7% of revenue, compared with $6.5 million, or 8.7% of revenue, in the prior-year period. Operating income for 2012 increased over 2011 due to improved product mix. EBITDA was $10.3 million, or 13.5% of revenue, compared with EBITDA of $9.2 million, or 12.2% of revenue, in the prior-year period.

Ducommun LaBarge Technologies (DLT)

The DLT segment reported net sales for the third quarter of 2012 of $107.4 million, compared with $110.0 million in the third quarter of 2011, reflecting lower sales in the natural resources and industrial end-use markets, partially offset by higher shipments of military and commercial aerospace electronics. Operating income for the third quarter of 2012 was $10.5 million, or 9.7% of revenue, compared with operating income of $7.3 million, or 6.6% of revenue, in the 2011 third quarter, reflecting a favorable mix of higher margin products and benefits from the Company’s integration efforts. EBITDA for the third quarter of 2012 was $15.2 million, or 14.1% of revenue, compared with EBITDA of $12.0 million, or 10.9% of revenue, in the third quarter of 2011.

Corporate General and Administrative Expenses (CG&A)

CG&A expenses for the third quarter of 2012 were $3.6 million, or 2.0% of revenue, as compared with $4.2 million, or 2.2% of revenue, in the 2011 third quarter, excluding merger-related expenses of $2.7 million.

Year to Date Results

Sales for the first nine months of 2012 increased 41% to $553.1 million, compared with $392.7 million for the first nine months of 2011, reflecting $160.8 million in revenue from the acquisition of LaBarge, Inc. (“LaBarge”). The Company reported net income of $13.0 million, or $1.23 per diluted share, compared with $0.9 million, or $0.09 per diluted share, for the prior-year period, which included pre-tax merger-related expenses of $14.2 million ($9.9 million after-tax), or $0.93 per diluted share.

Adjusted EBITDA for the first nine months of 2012 increased to $62.3 million, or 11.3% of revenue, compared with $39.9 million, or 10.2% of revenue, for the comparable period last year.

The Company had an effective tax rate of 15.6% for the first nine months of 2012, compared to an effective tax rate of 27.2% for the first nine months of 2011. The effective tax rate in 2012 benefitted from the LaBarge acquisition, which allowed the Company to file consolidated state tax returns (“combined report”) in certain states. This reduced the Company’s tax provision by approximately $1.6 million.

Cash flow generated from operations during the first nine months of 2012 was $11.4 million, as compared with cash usage of $28.9 million during the prior year’s first nine months. Excluding $18.1 million in merger-related costs last year, the Company used $10.8 million of cash from operations in the first nine months of 2011.

Ducommun AeroStructures (DAS)

The DAS segment reported net sales for the first nine months of 2012 of $227.8 million, compared with $223.9 million in the prior-year period. The segment saw higher sales of large commercial aircraft and military helicopter products, somewhat offset by lower sales of regional aircraft and military fixed wing products. Operating income for the 2012 nine-month period was $21.6 million, or 9.5% of revenue, compared with $22.4 million, or 10.0% of revenue, for the prior-year period. EBITDA was $28.8 million, or 12.6% of revenue, compared with EBITDA of $30.1 million, or 13.5% of revenue, in the prior-year period.

Ducommun LaBarge Technologies (DLT)

The DLT segment reported net sales for the first nine months of 2012 of $325.3 million, including increased sales of $160.8 million from the acquisition of LaBarge, compared with $168.8 million in the prior-year period. Operating income for the first nine months of 2012 was $29.3 million, or 9.0% of revenue, compared with operating income of $12.1 million, or 7.2% of revenue, in 2011. EBITDA was $43.4 million, or 13.3% of revenue, for the nine months of 2012, compared with EBITDA of $18.9 million, or 11.2% of revenue, in the prior-year period.

Corporate General and Administrative Expenses (CG&A)

CG&A expenses for the first nine months of 2012 were $10.7 million, or 1.9% of revenue, as compared with $23.2 million, or 5.9% of revenue, in 2011. CG&A was lower year-over-year primarily due to the reduction in merger-related expenses of approximately $11.8 million from the LaBarge acquisition and integration cost synergies. Excluding merger-related expenses, CG&A for the nine months of 2011 would have been $11.4 million, or 2.9% of revenue.

Conference Call

A teleconference hosted by Anthony J. Reardon, the Company’s chairman, president and chief executive officer, and Joseph P. Bellino, the Company’s vice president and chief financial officer, will be held today, November 7, 2012 at 2:00 PM PT (5:00 PM ET) to review these financial results. To participate in the teleconference, please call 800-706-7748 (international 617-614-3473) approximately ten minutes prior to the conference time stated above. The participant passcode is 79122846. Mr. Reardon and Mr. Bellino will be speaking on behalf of the Company and anticipate the meeting and Q&A period to last approximately 45 minutes.

This call is being webcast by Thomson Reuters and can be accessed directly at the Ducommun website at www.ducommun.com. Conference call replay will be available after that time at the same link or by dialing 888-286-8010, passcode 39682427.

About Ducommun Incorporated

Founded in 1849, Ducommun Incorporated provides engineering and manufacturing services to the aerospace, defense, and other industries through a wide spectrum of electronic and structural applications. The company is an established supplier of critical components and assemblies for commercial aircraft and military and space vehicles as well as for the energy market, medical field, and industrial automation. It operates through two primary business units – Ducommun AeroStructures (DAS) and Ducommun LaBarge Technologies (DLT). Additional information can be found at www.ducommun.com.

Statements contained in this press release regarding other than recitation of historical facts are forward-looking statements. These statements are identified by words such as “may,” “will,” “ begin,” “ look forward,” “expect,” “believe,” “intend,” “anticipate,” “should”, “potential,” “estimate,” “continue,” “momentum” and other words referring to events to occur in the future. These statements reflect Company’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including, but not limited to, the state of the world financial, credit, commodities and stock markets, any difficulties, delays or failure in, or unanticipated costs of, realizing the expected synergies of the LaBarge acquisition, and uncertainties regarding the Company, its businesses and the industries in which it operates, which are described in the Company’s filings with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT:

	Joseph P. Bellino	or	Chris Witty
	Vice President and Chief Financial Officer		Investor Relations
	(310) 513-7211		(646) 438-9385/cwitty@darrowir.com

[Financial Tables Follow]

DUCOMMUN INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	(Unaudited)
	September 29, 2012	December 31, 2011
Assets
Current Assets:
Cash and cash equivalents	$28,871	$41,449
Accounts receivable	103,049	96,174
Unbilled receivables	3,527	3,286
Inventories	162,465	154,503
Production cost of contracts	19,064	18,711
Deferred income taxes	12,493	12,020
Other current assets	11,191	14,648

Total Current Assets	340,660	340,791
Property and Equipment, Net	99,058	98,477
Goodwill	161,940	163,845
Intangibles, Net	179,228	187,854
Other Assets	14,365	17,120

	$795,251	$808,087

Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of long-term debt	$33	$1,960
Accounts payable	57,599	60,675
Accrued liabilities	45,208	53,823

Total Current Liabilities	102,840	116,458
Long-Term Debt, Less Current Portion	380,730	390,280
Deferred Income Taxes	68,915	72,043
Other Long-Term Liabilities	23,815	25,022

Total Liabilities	576,300	603,803

Commitments and Contingencies
Shareholders’ Equity:
Common stock	107	107
Treasury stock	(1,924)	(1,924)
Additional paid-in capital	66,043	64,378
Retained earnings	162,050	149,048
Accumulated other comprehensive loss	(7,325)	(7,325)

Total Shareholders’ Equity	218,951	204,284

	$795,251	$808,087

DUCOMMUN INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011
Sales and Service Revenues:
Product sales	$176,054	$178,485	$530,696	$370,763
Service revenues	8,043	6,595	22,449	21,913

Net Sales	184,097	185,080	553,145	392,676

Operating Costs and Expenses:
Cost of product sales	142,030	145,560	428,975	301,941
Cost of service revenues	6,487	5,331	18,168	17,134
Selling, general and administrative expenses	21,340	24,557	65,891	62,303

Total Operating Costs and Expenses	169,857	175,448	513,034	381,378

Operating Income	14,240	9,632	40,111	11,298
Interest Expense	(8,241)	(8,256)	(24,714)	(10,047)

Income Before Taxes	5,999	1,376	15,397	1,251
Income Tax Expense	(894)	(415)	(2,395)	(340)

Net Income	$5,105	$961	$13,002	$911

Earnings Per Share:
Basic earnings per share	$0.48	$0.09	$1.23	$0.09
Diluted earnings per share	$0.48	$0.09	$1.23	$0.09
Weighted Average Number of Common Shares Outstanding:
Basic	10,595	10,539	10,575	10,534
Diluted	10,633	10,631	10,588	10,658

DUCOMMUN INCORPORATED AND SUBSIDIARIES

BUSINESS SEGMENT PERFORMANCE

(In thousands)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 29, 2012	October 1, 2011	Change	September 29, 2012	October 1, 2011	Change
Net Sales
Ducommun AeroStructures	$76,655	$75,076	2.1%	$227,832	$223,890	1.8%
Ducommun LaBarge Technologies	107,442	110,004	-2.3%	325,313	168,786	92.7%

Total Net Sales	$184,097	$185,080	-0.5%	$553,145	$392,676	40.9%

Segment Operating Income (1)
Ducommun AeroStructures	$7,410	$6,503		$21,575	$22,414
Ducommun LaBarge Technologies (5)	10,472	7,287		29,260	12,129

	17,882	13,790		50,835	34,543
Corporate General and Administrative Expenses (3)(5)	(3,642)	(4,158)		(10,724)	(23,245)

Total Operating Income/(Loss)	$14,240	$9,632		$40,111	$11,298

EBITDA (1)
Ducommun AeroStructures
Operating Income	$7,410	$6,503		$21,575	$22,414
Depreciation and Amortization	2,903	2,681		7,200	7,710

	10,313	9,184		28,775	30,124

Ducommun LaBarge Technologies
Operating Income	10,472	7,287		29,260	12,129
Depreciation and Amortization	4,710	4,745		14,139	6,725

	15,182	12,032		43,399	18,854

Corporate General and Administrative Expenses (2)(3)
Operating Income/(Loss)	(3,642)	(4,158)		(10,724)	(23,245)
Depreciation and Amortization	42	29		122	37

	(3,600)	(4,129)		(10,602)	(23,208)

EBITDA	$21,895	$17,087		$61,572	$25,770

Adjusted EBITDA
Merger-related transaction expenses (2)(4)	6	308		268	11,785
Merger-related change-in-control compensation expenses (5)	1	2,374		434	2,374

	7	2,682		702	14,159

Adjusted EBITDA	$21,902	$19,769		$62,274	$39,929

Capital Expenditures:
Ducommun AeroStructures	$2,074	$2,838		$6,360	$6,972
Ducommun LaBarge Technologies	1,472	2,494		5,921	3,970
Corporate Administration	21	50		49	244

Total Capital Expenditures	$3,567	$5,382		$12,330	$11,186

(1)	Before certain allocated corporate overhead.
(2)	Includes approximately $6 thousand and $0.3 million of merger-related transaction expenses related to the LaBarge acquisition in the three months and nine months ended September 29, 2012 and approximately $0.3 million and $11.8 million in the three months and nine months ended October 1, 2011, respectively.
(3)	Certain expenses, previously incurred by the operating units, are now included in the corporate general and administrative expense as a result of the Company’s organizational changes.
(4)	Includes investment banking, accounting, legal, tax and valuation expenses as a direct result of the LaBarge acquisition.
(5)	Includes approximately $1 thousand and $0.4 million of merger-related transaction costs resulting from a change-in-control provision for certain LaBarge key executives and employees arising in connection with the LaBarge acquisition in the three months and nine months ended September 29, 2012 and approximately $2.4 million in both the three months and nine months ended October 1, 2011.